FORREST A. GARB & ASSOCIATES, INC.

                           PETROLEUM CONSULTANTS
                5310 HAVEST HILL ROAD,  SUITE 160 - LB 152
                         DALLAS, TEXAS 75230 - 5805
                      (214) 788-1110 Telefax 991-3160


April 12, 1996





CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS


As independent petroleum consultants, Forrest A. Garb & Associates, Inc. hereby consents to (1) the inclusion on Form 10-KSB for Wichita River Oil Corporation of the report entitled "Estimate of Reserves and Future Revenue as of January 1, 1996 Net To Certain Interests Owned by Wichita River Oil Corporation in Louisiana (Escalated and SEC Cases)" and (2) all references to our firm as experts.





                        						Forrest A. Garb & Associates, Inc.


Dallas, Texas
April 12, 1996